UJB FINANCIAL CORP.                                                                 Exhibit (11)
COMPUTATION OF NET INCOME PER COMMON SHARE
(dollars in thousands, except per share data)


				                                  Nine Months Ended    Three Months Ended
				                                 	September 30,            September 30,
				                                -------------------   ---------------------
                                   					1994      1993        1994        1993
				                                --------- ---------   ---------   ---------
Average number of common
  shares outstanding
  (in thousands) (A)                    54,604    53,819      54,797      53,990
                            				      ========= =========   =========   ========

Net income                             $95,827   $57,758     $38,571     $13,010
  less:  Preferred dividends             1,358     1,350         458         450
                            				      --------- ---------   ---------   --------
Net income available to
  common shareholders (B)              $94,469   $56,408     $38,113     $12,560
				                                  ========= =========   =========   ========
Net income per common share (B)/(A)      $1.73     $1.05       $0.70       $0.23
                            			      ========= =========   =========   =========

Note:  The dilutive effect of stock options and equity contracts in 1994 and 1993 was not
	   material for all periods shown.
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